Exhibit 99

RPC, Inc. Reports Fourth Quarter and Year-End 2013 Financial Results

ATLANTA, January 29, 2014 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2013. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, and in selected international markets.

For the quarter ended December 31, 2013, revenues increased 3.6 percent to $487.0 million compared to $469.9 million in the fourth quarter of 2012. Revenues increased compared to the prior year due to higher activity levels in several of our major service lines, greater service intensity, and a larger fleet of revenue-producing equipment, partially offset by lower pricing for our services as compared to the prior year. Operating profit for the fourth quarter decreased to $64.5 million compared to operating profit of $89.3 million in the same period for the prior year, principally because of lower pricing for our services. Net income was $37.6 million or $0.17 diluted earnings per share, compared to $55.4 million or $0.26 diluted earnings per share in the same period of 2012. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased by 18.0 percent to $119.4 million compared to $145.6 million in the prior year. 1

Cost of revenues during the fourth quarter of 2013 was $318.9 million, or 65.5 percent of revenues, compared to $279.4 million, or 59.5 percent of revenues, in the prior year. Cost of revenues increased primarily due to higher materials and supplies expenses and employment costs associated with higher activity levels. Cost of revenues as a percentage of revenues increased primarily due to competitive pricing for our services.

Selling, general and administrative expenses were $45.5 million in the fourth quarter of 2013, compared to $44.7 million in the same period of the prior year, and were approximately equal percentages of revenue each year. Depreciation and amortization decreased slightly to $54.3 million during the quarter compared to $55.3 million in the fourth quarter of 2012.

For the twelve months ended December 31, 2013, revenues decreased 4.3 percent to $1.86 billion compared to $1.95 billion last year. Net income decreased to $166.9 million or $0.77 earnings per diluted share, compared to net income of $274.4 million or $1.27 earnings per diluted share in 2012. EBITDA decreased 25.6 percent, from $659.5 million in 2012 to $490.8 million in 2013. 1

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

4th Quarter and Year-End 2013 Earnings Release

“RPC’s financial results during the fourth quarter of 2013 reflect continued high activity levels and growing service intensity in many of the domestic oilfield basins in which we operate,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Our higher activity levels generated a modest revenue improvement compared to the fourth quarter of last year and strong sequential revenue performance, given the fourth quarter’s weather and holiday impacts. The average U.S. domestic rig count during the fourth quarter was 1,757, a 2.9 percent decrease compared to the same period in 2012, and a decrease of less than one percent compared to the third quarter of 2013. The average price of natural gas during the fourth quarter was $3.83 per Mcf, a 14.0 percent increase compared to the prior year, and an 8.2 percent increase compared to the third quarter of 2013. The average price of oil during the quarter was $97.39 per barrel, a 10.6 percent increase compared to the prior year and an 8.4 percent decrease compared to the third quarter of 2013. The average price of benchmark natural gas liquids was $1.19 per gallon during the fourth quarter of 2013, a 34.1 percent increase compared to the fourth quarter of 2012, and a 16.1 percent increase compared to the third quarter of this year. The unconventional rig count, an important indicator of the demand for RPC’s services, increased by 3.5 percent compared to the prior year, and during the fourth quarter of 2013 represented 76.7 percent of U.S. domestic drilling activity. Our revenues trended in line with these overall industry indicators, and we were pleased that the market prices of natural gas and natural gas liquids increased during the fourth quarter.

“RPC continues to benefit from higher completion service intensity. On a sequential basis, our revenues declined by less than one percent in spite of holidays and winter weather which negatively impacted our revenues by approximately three percent. However, continued competitive pricing and the transition from our remaining contractual work to the spot market served to depress our operating margin compared to the prior quarter and prior year. The current conditions in the U.S. domestic market continue to be characterized by a large number of service companies competing for long-duration, service-intensive completion work. The efficient nature of these projects can also exacerbate the equipment oversupply situation in our industry, which negatively impacted us during the quarter as well.

“During the fourth quarter, we invested $41.8 million in maintenance and growth capital expenditures. Our total capital expenditures during 2013 were $201.7 million, a decline of $127.2 million or 38.7 percent compared to $328.9 million during 2012. The balance on our syndicated credit facility at the end of the quarter was $53.3 million, a slight increase compared to $51.4 million at the end of the third quarter but a decline of $53.7 million or 50.2 percent compared to the end of the fourth quarter of 2012. We continue to scrutinize our near-term financial returns in light of the competitive environment and our inconsistent profitability. As always, we are dedicated to maintaining our financial strength through the domestic oilfield cycles,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

4th Quarter and Year-End 2013 Earnings Release

Technical Services revenues increased 4.3 percent for the quarter compared to the prior year due to a job mix characterized by higher service intensity and increased use of raw materials in pressure pumping, the largest service line within this segment. Support Services revenues decreased 4.8 percent during the quarter compared to the prior year principally due to lower pricing in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services declined due to more competitive pricing. In Technical Services, operating profit also declined due to higher materials and supplies expenses.

(in thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Revenues:
Technical services	$453,523	$434,795	$1,729,732	$1,794,015
Support services	33,458	35,147	131,757	151,008
Total revenues	$486,981	$469,942	$1,861,489	$1,945,023
Operating Profit:
Technical services	$65,439	$85,621	$276,246	$420,231
Support services	6,862	9,380	26,223	45,912
Corporate expenses	(4,093)	(4,454)	(17,685)	(17,654)
Loss on disposition of assets, net	(3,706)	(1,240)	(9,371)	(6,099)
Total operating profit	$64,502	$89,307	$275,413	$442,390
Interest Expense	(257)	(289)	(1,822)	(1,976)
Interest Income	346	5	419	30
Other Income, net	617	1,031	2,260	2,175

Income before income taxes	$65,208	$90,054	$276,270	$442,619

RPC, Inc. will hold a conference call today, January 29, 2014 at 9:00 a.m. ET to discuss the results of the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 430-8691 or (719) 325-2435 and using the access code #1860661. For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

4th Quarter and Year-End 2013 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our plans to maintain our financial strength during the challenging competitive environment and through the cycles in the domestic oilfield. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

4th Quarter and Year-End 2013 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter					Twelve Months
			%				%
	2013	2012	BETTER		2013	2012	BETTER
			(WORSE)				(WORSE)
REVENUES	$486,981	$469,942	3.6%		$1,861,489	$1,945,023	(4.3	) %
COSTS AND EXPENSES:
Cost of revenues	318,900	279,407	(14.1)		1,178,412	1,105,886	(6.6)
Selling, general and administrative expenses	45,544	44,691	(1.9)		185,165	175,749	(5.4)
Depreciation and amortization	54,329	55,297	1.8		213,128	214,899	0.8
Loss on disposition of assets, net	3,706	1,240	(198.9)		9,371	6,099	(53.6)
Operating profit	64,502	89,307	(27.8)		275,413	442,390	(37.7)
Interest expense	(257)	(289)	11.1		(1,822)	(1,976)	7.8
Interest income	346	5	N/M		419	30	N/M
Other income, net	617	1,031	(40.2)		2,260	2,175	3.9
Income before income taxes	65,208	90,054	(27.6)		276,270	442,619	(37.6)
Income tax provision	27,565	34,673	20.5		109,375	168,183	35.0
NET INCOME	$37,643	$55,381	(32.0	) %	$166,895	$274,436	(39.2	) %

EARNINGS PER SHARE
Basic	$0.18	$0.26	(30.8	) %	$0.77	$1.28	(39.8	) %
Diluted	$0.17	$0.26	(34.6	) %	$0.77	$1.27	(39.4	) %

AVERAGE SHARES OUTSTANDING
Basic	214,871	215,328			215,504	215,241
Diluted	216,269	216,662			216,733	216,796

4th Quarter and Year-End 2013 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2013	2012
ASSETS
Cash and cash equivalents	$8,700	$14,163
Accounts receivable, net	437,132	387,530
Inventories	126,604	140,867
Deferred income taxes	14,185	5,777
Income taxes receivable	5,720	4,234
Prepaid expenses	9,143	10,762
Other current assets	3,441	4,494
Total current assets	604,925	567,827
Property, plant and equipment, net	726,307	756,326
Goodwill	31,861	24,093
Other assets	20,767	18,917
Total assets	$1,383,860	$1,367,163

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$119,170	$109,846
Accrued payroll and related expenses	36,638	32,053
Accrued insurance expenses	6,072	6,152
Accrued state, local and other taxes	5,002	7,326
Income taxes payable	-	6,428
Other accrued expenses	1,170	2,706
Total current liabilities	168,052	164,511
Long-term accrued insurance expenses	10,225	10,400
Notes payable to banks	53,300	107,000
Long-term pension liabilities	21,966	26,543
Other long-term liabilities	8,439	4,470
Deferred income taxes	153,176	155,007
Total liabilities	415,158	467,931
Common stock	21,899	22,014
Capital in excess of par value	-	-
Retained earnings	956,918	891,464
Accumulated other comprehensive loss	(10,115)	(14,246)
Total stockholders' equity	968,702	899,232
Total liabilities and stockholders’ equity	$1,383,860	$1,367,163

4th Quarter and Year-End 2013 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended December 31, (Unaudited)		Fourth Quarter	%		Twelve Months	%
			BETTER			BETTER
	2013	2012	(WORSE)	2013	2012	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$37,643	$55,381	(32.0)%	$166,895	$274,436	(39.2)%
Add:
Income tax provision	27,565	34,673	20.5	109,375	168,183	35.0
Interest expense	257	289	11.1	1,822	1,976	7.8
Depreciation and amortization	54,329	55,297	1.8	213,128	214,899	0.8
Less:
Interest income	346	5	N/M	419	30	N/M
EBITDA	$119,448	$145,635	(18.0)%	$490,801	$659,464	(25.6)%

EBITDA PER SHARE
Basic	$0.56	$0.68	(17.6)%	$2.28	$3.06	(25.5)%
Diluted	$0.55	$0.67	(17.9)%	$2.26	$3.04	(25.7)%